UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Samsonite Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAMSONITE CORPORATION

NOTICE OF

2006

ANNUAL MEETING

AND

PROXY STATEMENT

YOUR VOTE IS IMPORTANT!

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR
PROXY IN THE ENCLOSED ENVELOPE.

SAMSONITE CORPORATION
11200 East 45th Avenue
Denver, Colorado 80239

SAMSONITE CORPORATION
11200 East 45th Avenue
Denver, Colorado 80239

August 15, 2006

Dear Samsonite Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 5:00 P.M. local time at Le Royal Monceau, 37 avenue Hoche, 75008 Paris, France on Tuesday, September 19, 2006. Information about the meeting, the nominees for election as directors of Samsonite Corporation (“the Company”) and the other proposals to be considered at such meeting are presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

Your participation in the Company’s affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy card promptly.

A copy of our 2006 Annual Report is being mailed together with this proxy material. We make available free of charge through our website at www.samsonite.com our filings with the SEC. Information on our website is not incorporated into this proxy statement or our other securities filings and is not a part of these filings. Any stockholder who desires additional copies of our 2006 Annual Report may obtain one without charge by sending a request to Samsonite at the above address.

We look forward to seeing you on September 19, 2006.

Sincerely,

Marcello Bottoli
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Samsonite Corporation will be held at Le Royal Monceau, 37 avenue Hoche, 75008, Paris, France, on Tuesday, September 19, 2006, at 5:00 P.M. local time for the following purposes:

1.                 To elect the entire Board of Directors of the Company; and

2.                 To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record at the close of business on July 21, 2006 are entitled to receive notice of, and to vote at, the meeting. A list of stockholders entitled to vote will be kept at the office of Corporate Secretary, Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239, for a period of ten days prior to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD H. WILEY
Richard H. Wiley
Secretary

Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado  80239
August 15, 2006

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Samsonite Corporation (“Samsonite” or the “Company”) of proxies to be voted at the 2006 Annual Meeting of the Company’s stockholders on September 19, 2006 or any postponements or adjournments thereof. The Company will bear the cost of this solicitation. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report for the fiscal year ended January 31, 2006 are being mailed to stockholders on or about August 15, 2006. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the presiding officer and generally will be limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions of the Company’s bylaws that require advance notice and disclosure of relevant information.

Voting Stock

The number of voting securities of the Company outstanding on July 21, 2006, the record date for the meeting, was 706,638,121, comprised of 227,174,626 shares of common stock, par value $.01 per share (“Common Stock”), each share of which being entitled to cast one vote, and 159,082 shares of convertible preferred stock, par value $.01 per share (“Preferred Stock”), each share of which being entitled to cast one vote on an as-converted basis. As of the record date, each share of Preferred Stock was convertible into approximately 3,013.94 shares of Common Stock. Accordingly, the holders of Preferred Stock are entitled to cast an aggregate of 479,463,495 votes. Through their ownership of shares of both Common Stock and Preferred Stock, the Equity Sponsors, as defined below in Proposal 1, “Election of Directors,” currently control approximately 86% of the voting power of the Company. The holders of Common Stock and Preferred Stock will vote as a single class on all matters. Unless otherwise indicated, information presented herein is as of July 21, 2006.

If you are the beneficial owner, but not the recorded holder, of the Company’s common stock, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement now or in the future should submit their request to the Company to the attention of the Corporate Secretary at the address above or via phone at (303) 373-2000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

VOTING OF PROXIES

Since many of the Company’s stockholders are unable to attend the Company’s Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card and sign, date and return the card in the enclosed envelope.

By completing and returning the accompanying proxy card, the stockholder authorizes Marcello Bottoli, Deborah Rasin and Richard H. Wiley, as designated on the face of the proxy card, to vote all shares for the stockholder. All returned proxy cards that are properly executed will be voted as the stockholder directs. If no direction is given, the executed proxy cards will be voted FOR Proposal 1 described in this Proxy Statement. The named proxies will also vote executed proxy cards in their discretion on any other matter that may properly come before the Annual Meeting. A proxy card may be revoked by a stockholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy card, or by attending and voting at the Annual Meeting.

The holders of all outstanding shares of Common Stock and Preferred Stock are entitled to vote in person or by proxy on all matters that may come before the Annual Meeting. The holders of shares entitled to cast not less than a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business; all shares present in person or represented by proxy are counted for quorum purposes.

Directors are elected by a plurality of the votes of the shares present or represented at the meeting and entitled to vote. Under applicable Delaware law, in tabulating the vote for the election of directors, broker non-votes, if any, and directions to withhold will be disregarded and will have no effect on the outcome of the vote.

ATTENDANCE AT ANNUAL MEETING

To ensure the availability of adequate space for the Company’s stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company’s stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, each stockholder may bring a guest. Those unable to attend may request from the Secretary a copy of a report of the proceedings of the meeting.

2007 STOCKHOLDER PROPOSALS

Consistent with past practice, the Company intends to hold its 2007 annual meeting on or about June 27, 2007. It is anticipated that the 2007 proxy statement and proxy will be sent to stockholders on or about May 23, 2007. Accordingly, the Company has set the deadline for stockholder proposals at February 20, 2007, which is 120 days before the anticipated mailing of the 2007 proxy statement and proxy. Proposals by stockholders for inclusion in the Company’s 2007 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2007 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) should be addressed to the Secretary, Samsonite Corporation, 11200 E. 45th Ave., Denver, CO 80239, and must be received at this address no later than February 20, 2007, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2007 proxy statement and proxy. The proposal, including any accompanying supporting statement, may not exceed 500 words. Upon receipt of a proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail.

Additionally, the Company’s bylaws require advance notice for any business or nomination for directors to be brought before a meeting of stockholders. For business to properly be brought before the 2007 annual meeting by a stockholder, written notice of the stockholder proposal must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of September 19, 2006, provided, however, that in the event that the 2007 annual meeting is called for a date that is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of September 19, 2006, notice by shareholders in order to be timely must be received not later than the close of business on the later of the sixtieth day prior to the 2007 annual meeting or the tenth day following the day on which public announcement of the date of the 2007 annual meeting was first made. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations. The stockholder’s notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, any material interest in such business of such stockholder, as well as certain other information. In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices no later than the deadline for the submission of shareholder proposals in accordance with our bylaws, as described above. The notice of nomination of a director is required to contain all information relating to such nominee that is required to be disclosed in a proxy statement provided under Regulation 14A of the Exchange Act, as well as certain other information. Shareholders are advised to review our by-laws, which contain additional information concerning the advance notice requirement. A copy of the Company’s bylaws may be obtained from the Secretary of the Company at the address provided above.

OTHER MATTERS

On the date of this Proxy Statement, the Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies.

PROPOSAL 1.  ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders of the Company will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board of Directors has designated as nominees for election the nine persons named below, all of whom currently serve as directors of the Company.

Pursuant to the terms of the Stockholders Agreement, dated July 31, 2003 (the “Stockholders Agreement”), by and among the Company, ACOF Management, L.P., Bain Capital (Europe) LLC, Ontario Teachers Pension Plan Board (collectively, the “Equity Sponsors”) and Ares Leveraged Investment Fund, L.P., the Equity Sponsors have agreed to take all actions in their power to elect the eight nominees selected by the Equity Sponsors and the remaining one nominee selected by our Company’s Chief Executive Officer (“CEO”). The Equity Sponsors, together with their affiliates, currently control approximately 85% of the voting power of the Company. Messrs. Philippin, Grimaldi Quartieri, Ressler, Sienna, Triggs, Warner and Schwartz, and Ms. Bethell, have been selected and nominated by our Equity Sponsors. Mr. Bottoli, our CEO, has also been selected and nominated by our Equity Sponsors.

In accordance with (i) the Executive Stockholders Agreement, dated as of September 25, 2003, as amended (the “Executive Stockholders Agreement”), among the Company, the Equity Sponsors and certain of our executive officers and other key employees; and (ii) the Chief Executive Officer Stockholders Agreement, dated as of March 5, 2004, as amended (the “Chief Executive Officer Stockholders Agreement”), among the Company, the Equity Sponsors, Mr. Bottoli, Stonebridge Development Limited and a trust established by Mr. Bottoli for the benefit of himself and his family (the “Trust”) (containing terms substantially identical to the Executive Stockholders Agreement), each executive officer or employee that is party to either agreement has agreed to vote all of the shares of Preferred Stock they hold (as well as any Common Stock issuable upon conversion of the Preferred Stock and any Common Stock issuable upon the exercise of options granted to each such executive officer or employee) and to take all other necessary or desirable actions so that all of such shares will be voted in the same manner as the securities held by the Equity Sponsors. Such executive officers and employees currently hold, in the aggregate, 3,053 shares of Preferred Stock, which are subject to these voting agreements. These shares of Preferred Stock have the equivalent voting power of 9,201,557 shares of Common Stock, or approximately 1.3% of the voting power of the Company. With respect to any of such executive officers or employees, no shares of Preferred Stock have been converted into Common Stock nor have any shares of Common Stock been issued upon the exercise of options in fiscal year 2006. For a more detailed description of these agreements, please see “Certain Relationships and Related Transactions,” beginning on page 26.

Information concerning the nominees for election as directors is presented below. Each nominee has consented to serve as a director if elected. Should any nominee become unable to accept nomination or election, it is intended that the enclosed proxy card will be voted for the election of a substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

Marcello Bottoli.   Age 44. Mr. Bottoli was appointed President and Chief Executive Officer in March 2004 and was appointed as a director of Samsonite in September 2005. From 2001 to 2002 Mr. Bottoli was Chairman of the Board and Chief Executive Officer of Louis Vuitton, part of the LVMH group, a luxury consumer products company. From 1991 to 2001 he held several management roles at the Benckiser Group (now Reckitt Benckiser), a global consumer products company. At Benckiser, Mr. Bottoli worked in various positions in Spain, France, the Netherlands and the United Kingdom and became a Management Board member and Executive Vice President of Benckiser as of 1993. He began his career with Procter & Gamble, in France and the United States, and prior to joining the Benckiser Group, spent two years with The Boston Consulting Group, a diverse global business consulting firm, in the firm’s Paris and Milan offices.

Charles J. Philippin.   Age 56. Mr. Philippin became a director of Samsonite in October 2003. Mr. Philippin has been a principal with GarMark Advisors, a mezzanine investment fund, since 2002. From 2000 to 2002, Mr. Philippin was Chief Executive Officer of Online Retail Partners, an internet incubator company. From 1994 to 2000, Mr. Philippin held several positions with Investcorp, a global investment group, including serving as a member of its management committee, and was responsible for post-acquisition monitoring and performance improvement for the firm’s U.S. portfolio. From 1974 to 1994, Mr. Philippin was with the public accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers), and was a partner of the firm from 1982. Mr. Philippin serves on the boards and audit and compensation committees of Competitive Technologies, Inc., CSK Auto Corporation and on the board and audit committee of Alliance Laundry Systems.

Ferdinando Grimaldi Quartieri.   Age 45. Mr. Grimaldi became a director of Samsonite in October 2003. Since 2002, Mr. Grimaldi has been a Managing Director of Bain Capital, Ltd., a private investment firm based in London. Prior to joining Bain Capital, Mr. Grimaldi was responsible for private equity investments at Investcorp International Limited for six years and was a member of the firm’s management committee from 1999 until 2002.

Antony P. Ressler.   Age 46. Mr. Ressler became a director of Samsonite in July 2003. Mr. Ressler is the Managing Member of Ares Management, LLC, and serves as an Investment Committee member on all Ares funds. In 1997, Mr. Ressler co-founded Ares, an independent investment management firm with approximately $11 billion of committed capital under management. Ares specialises in managing assets in the private equity and leveraged finance markets. Mr. Ressler co-founded Apollo Management in 1990. Mr. Ressler oversaw Apollo’s capital markets activities, focusing particularly on distressed and private equity investment opportunities originating as a result of day-to-day involvement in the capital markets. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Incorporated, with responsibility for the New Issue/Syndicate Desk. Mr. Ressler serves on the board of WCA Waste Corporation and on boards of several private companies.

Lee Sienna.   Age 54. Mr. Sienna became a director of Samsonite in October 2003. Mr. Sienna has been Vice President of the private equity group of Ontario Teachers’ Pension Plan Board since 2002. From

1998 to 2002, Mr. Sienna was a partner at Calcap Corporate Finance Limited, a consulting firm specialising in mergers and acquisitions. From 1995 to 1998, Mr. Sienna was Vice President, Corporate Development at Dairyworld Foods. Prior to 1995, Mr. Sienna held various positions in management and corporate development for companies in the beverage, food and entertainment industries.

Donald L. Triggs.   Age 62. Mr. Triggs became a director of Samsonite in October 2003. Prior to its sale in June 2006, Mr. Triggs was the President, Chief Executive Officer and a Director of Vincor International, Inc., a global wine producer, retailer and distributor based in Ontario, Canada with wineries in Ontario and British Columbia in Canada, Washington State, California, Australia and New Zealand. In August 1989 Mr. Triggs became Chairman, Chief Executive Officer and a Director of Cartier Wines & Beverage Corporation, which became Vincor International in 1992 as a result of a merger.

Richard T. Warner.   Age 48. Mr. Warner became a director of Samsonite in October 2003. In 2006, Mr. Warner became a principal of Garmark Advisors, a mezzanine and principal investing firm. From 2004-2005, Mr. Warner was a founding partner of Hemisphere One, a global investment firm focused on investing in lifestyle brands. From 1994 to 2003, Mr. Warner served in several senior capacities at Investcorp, a global investment group. From 1999 to 2002 he was head of Investcorp’s European business, responsible for the firm’s European private equity activities. Mr. Warner also led Investcorp’s review of various global strategic options. In addition, he served as a member of the firm’s Coordinator’s Committee (global operating board of Investcorp), Commitment Committee (controls Investcorp’s global capital commitments) and Budget and Expense Review Committee (controls Investcorp’s operating expenses).

Melissa Wong Bethell.   Age 31. Ms. Bethell became a director of Samsonite in September 2005. Ms. Bethell is a principal with Bain Capital, Ltd., responsible for private equity investments since 1999. Prior to joining Bain Capital, Ms. Bethell worked at Goldman Sachs in the Fixed Income Capital Markets division, where she covered consumer products, financial services and technology companies in the United States and Australia.

Jeffrey B. Schwartz.   Age 32. Mr. Schwartz became a director of Samsonite in September 2005. Mr. Schwartz is a vice president in the Private Equity Group of Ares. Prior to joining Ares in 2004, Mr. Schwartz was an investment banker at Lehman Brothers in the Financial Sponsor group since 2000. Mr. Schwartz also serves on the board of directors of Tinnerman Palnut Engineered Products, Inc.

Communications to the Board of Directors

The Company has established a process to receive communications from stockholders. Stockholders may contact any member (or members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Samsonite Corporation, 11200 East 45th Avenue, Denver, Colorado 80239, Attention: General Counsel.

All communications received, as set forth in the preceding paragraph, will be opened for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, sufficient copies of the contents will be sent to each director who is a member of the group or committee to which the envelope is addressed.

Director Attendance at Annual Meetings

The Company does not have a policy with regard to Board members’ attendance at annual meetings. There were no Board members in attendance at the 2005 Annual Meeting.

Directors’ Meetings and Compensation

During the Company’s fiscal year 2006 (the year ended January 31, 2006), the Board of Directors met six times, excluding actions by unanimous written consent. Each director attended 75% or more of the total number of meetings of the Board (and of meetings of committees of the Board on which such director served) that were held during such director’s tenure as a member of the Board. Ms. Bethell, Mr. Bottoli and Mr. Schwartz were appointed directors beginning on September 15, 2006.

Each member of the Board of Directors, other than a director employed by the Company, is entitled to receive a fee of $30,000 per annum for serving on the Board of Directors, a fee of $1,250 per Board meeting attended and a fee of $1,000 per committee meeting attended. In addition, the chairperson of the Audit Committee receives an additional chair fee of $10,000 per annum and the chairpersons of all of the other committees of the Board receive an additional chair fee of $5,000 per annum. In 1996, the Company adopted the 1996 Directors’ Stock Plan whereby Board members may elect to receive their fees in shares of Common Stock rather than cash. During fiscal year 2006, none of the aggregate directors fees were paid solely in shares of Common Stock. In addition, directors are reimbursed for all reasonable travel and other expenses of attending meetings of the Board or a committee thereof.

Certain Committees of the Board

The Board of Directors has standing Audit, Executive, Compensation and Corporate Governance and Nominating Committees.

Audit.   The current members of the Audit Committee are Charles J. Philippin, Donald L. Triggs and Richard T. Warner, each of whom is an independent director under Nasdaq National Market listing standards (“the Nasdaq listing standards”). The Audit Committee met eleven times during fiscal year 2006, excluding actions by unanimous written consent.

The Audit Committee is primarily concerned with the effectiveness of the Company’s accounting policies and practices, financial reporting and internal controls. The Audit Committee is authorized (i) to make recommendations to the Board of Directors regarding the engagement of the Company’s independent auditors, (ii) to review the plan, scope and results of the annual audit, the independent auditors’ letter of comments and management’s response thereto, (iii) to approve all audit and non-audit services, (iv) to review the Company’s policies and procedures with respect to internal accounting and financial controls and (v) to review any changes in accounting policy. In addition, the Compensation Committee of the Board of Directors has delegated to the Audit Committee responsibility for administering the Company’s equity compensation plans.

The Report of the Audit Committee begins on page 9.

Executive.   The current members of the Executive Committee are Ferdinando G. Quartieri, Antony P. Ressler and Lee Sienna. The Executive Committee held no meetings during fiscal year 2006, excluding actions by unanimous written consent.

The Executive Committee has the authority to act on behalf of the Board of Directors on most matters.

Compensation.   The current members of the Compensation Committee are Ferdinando G. Quartieri, Antony P. Ressler and Lee Sienna. The Compensation Committee held one meeting during fiscal year 2006, excluding actions by unanimous written consent.

The Compensation Committee is authorized and directed to review and approve the compensation and benefits of the executive officers, to review management organization and development, to review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, to administer any stock option plans that may be adopted and the granting of options under such plans, and to review and recommend for the approval of the Board the compensation of directors. The Compensation Committee has delegated to the Audit Committee responsibility for administering the Company’s equity compensation plans.

The Compensation Committee Report begins on page 12.

Corporate Governance and Nominating.   The current members of the Corporate Governance and Nominating Committee are Melissa Bethell, Jeffrey B. Schwartz and Lee Sienna, each of whom is an independent director under the Nasdaq listing standards. The Corporate Governance and Nominating Committee held one meeting during fiscal year 2006.

The principal responsibilities of the Corporate Governance and Nominating Committee are to:

•       generally oversee all corporate governance functions for the Company;

•       recommend to the Board director nominees; and

•       recommend to the Board the membership for each committee of the Board.

Pursuant to the terms of the aforementioned Stockholders Agreement, the Equity Sponsors have the power to nominate eight members of the Board and the Company’s CEO has the power to nominate the remaining one member of the Board, subject to any applicable laws or regulations (as described in section 2.2 of the Stockholders Agreement). Accordingly, the Corporate Governance and Nominating Committee does not have a general policy with regard to consideration of director nominees recommended by stockholders of the Company (aside from the Equity Sponsors).

As a result of the Stockholders Agreement, the nominees to fill eight Board positions are selected by the Equity Sponsors and the nominee to fill one Board position is selected by the Company’s CEO, as described above.

The Board of Directors has not adopted a written charter for the Corporate Governance and Nominating Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (“principal stockholders”) to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and principal stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of the Section 16(a) reports furnished to the Company for fiscal year 2006, all required reports were timely filed, except in the following instances: (1) Quentin Mackay, who is an executive officer of the Company, filed a late Form 3 and a late Form 4 reporting his appointment as an executive officer of the Company and the receipt of a stock option grant, respectively; (2) Melissa Bethell, who is a director of the Company, filed a late Form 3 at the time she was appointed a director of the Company; (3) Marcello Bottoli, who is the CEO of the Company, filed a late Form 4 reporting the receipt of a stock option grant; and (4) Ares Corporation and Bain Capital, which are each greater than 5% shareholders of the Company, filed late Forms 4 on February 2, 2006 and December 8, 2005, respectively, with respect to purchases by them of preferred stock.

MATTERS RELATING TO SAMSONITE’S INDEPENDENT AUDITORS

The Company’s independent auditors for the fiscal years 2006, 2005 and 2004 are KPMG LLP (“KPMG”). The Company’s Board of Directors has appointed KPMG to be the independent auditor for fiscal year 2007 as well. Representatives of such firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit, Audit-Related, Tax and All Other Fees

The following table sets forth the aggregate fees for professional services by KPMG for the audit of the Company’s annual financial statements for the fiscal years ended January 31, 2006 and 2005:

	Year ended January 31,
	2006	2005
	in thousands
Audit Fees(1)	$1,825	1,384
Audit-Related Fees(2)	71	181
Subtotal	1,896	1,565
Tax Fees(3)	200	143
All Other Fees(4)	—	54
Total	$2,096	1,762

       (1) In addition to fees for the annual audit of the Company’s consolidated financial statements, amounts include review of the interim financial statements contained in our Quarterly Reports on Form 10-Q and audit of statutory reports. In addition, included in this category are fees for services that generally only KPMG LLP reasonably can provide, e.g., consents and assistance with the review of documents filed with the SEC.

       (2) Includes fees for assurance and related services that are traditionally performed by the independent accountant. More specifically, these services include employee benefit plan audits and consultations concerning financial accounting and reporting standards for fiscal year 2006.

       (3) Includes fees for tax compliance.

       (4) Includes fees for products and services provided by the independent auditors and its affiliates. In fiscal year 2005 this fee relates to a Sarbanes-Oxley product purchased from KPMG LLP.

Audit Committee Pre-Approval Policies and Procedures

Each year, the Audit Committee recommends to the Board of Directors the independent auditor’s retention to audit the Company’s financial statements. The Audit Committee evaluates all other proposed engagements of the independent auditor, including the scope of the work proposed to be performed, and pre-approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence. In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee. There is a de minimis exception to the pre-approval policy of the Audit Committee that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by KPMG during 2006, 2005 or 2004 under such provision.

Information contained in the following Report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any of the Company’s filings under the Exchange Act, notwithstanding anything to the contrary set forth in any such filing, except to the extent that the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

The Corporate Governance and Nominating Committee has assumed responsibility for determining whether all members of the Audit Committee are “independent,” as defined by Nasdaq Marketplace Rule 4200(a)(15) and meet the requirements of Nasdaq Marketplace Rule 4350(d)(2). The Company has determined it is in compliance with the Nasdaq rule requiring an entirely independent Audit Committee. Although the Company’s Common Stock is no longer traded on Nasdaq, the Company has retained its independent Audit Committee. Furthermore, the Board of Directors has determined that Charles J. Philippin qualifies as an “audit committee financial expert” as defined by the SEC and is an independent director pursuant to the requirements under the Exchange Act.

The Board of Directors has adopted a written charter setting out the audit-related functions the Audit Committee is to perform, a copy of which was attached as Appendix C to the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee has reviewed the Company’s audited financial statements and met with both management and KPMG, the Company’s independent auditors, to discuss those financial statements prior to issuance. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independence of KPMG with that firm. The Audit Committee has determined that the provision of non-audit services rendered by KPMG to the Company is compatible with maintaining the independence of KPMG from the Company. The Audit Committee has also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

By the Audit Committee of the Board of Directors
Charles J. Philippin
Donald L. Triggs
Richard T. Warner

EXECUTIVE OFFICERS

The following persons are the executive officers of the Company:

Name	Age	Position
Marcello Bottoli	44	President and Chief Executive Officer
Richard H. Wiley	49	Chief Financial Officer, Treasurer and Secretary
Thomas Korbas	55	President—The Americas
Giuseppe Fremder	53	President—Samsonite S.p.A.
Marc Matton	57	Chief Supply Officer
Arne Borrey	43	President—Europe, Middle East and Africa
Shashi S. Dash	62	President—Asia and Pacific Region
Deborah Rasin	39	Vice President—Legal, General Counsel and Assistant Secretary
Ramesh Tainwala	46	Chief Operating Officer of Samsonite South East Asia Pvt. Ltd
Annick Desmecht	38	Chief Marketing Officer
Quentin Mackay	35	Creative Director

Marcello Bottoli.   Mr. Bottoli was appointed President and Chief Executive Officer in March 2004 and was appointed as a director of Samsonite in September 2005. From 2001 to 2002 Mr. Bottoli was Chairman of the Board and Chief Executive Officer of Louis Vuitton, part of the LVMH group, a luxury consumer products company. From 1991 to 2001 he held several management roles at the Benckiser Group (now Reckitt Benckiser), a global consumer products company. At Benckiser, Mr. Bottoli worked in various positions in Spain, France, the Netherlands and the United Kingdom and became a Management Board member and Executive Vice President of Benckiser as of 1993. He began his career with Procter & Gamble, in France and the United States, and prior to joining the Benckiser Group, spent two years with The Boston Consulting Group, a diverse global business consulting firm, in the firm’s Paris and Milan offices.

Richard H. Wiley.   Mr. Wiley has been Chief Financial Officer, Treasurer and Secretary of Samsonite since March 1998. From 1995 to 1998, Mr. Wiley was Chief Financial Officer of the Americas division of Samsonite and Assistant Treasurer. Prior to joining Samsonite, from 1994 to 1995, Mr. Wiley was an audit and consulting senior manager with BDO Seidman, an international public accounting firm. From 1982 to 1994, Mr. Wiley was with KPMG LLP, working in the audit and consulting areas.

Thomas Korbas.   Mr. Korbas was appointed President of the Americas Division of Samsonite in October 2004. Prior to that, since 2000, Mr. Korbas was Vice President/General Manager of U.S. Wholesale. From 1995 to 2000, he served as Vice President/General Manager and Vice President of Sales and Marketing for U.S. Non-Traditional business and Vice President of Operations. From 1994 to 1995, Mr. Korbas was Vice President/General Manager of Legacy Luggage Inc., a division of Samsonite, designing, sourcing, and selling private label luggage. From 1979 to 1994, Mr. Korbas was Sr. Vice President of Operations, Vice President of Sourcing, Director of Manufacturing and Engineering Manager for American Tourister.

Giuseppe Fremder.   Mr. Fremder has served as President of Samsonite S.p.A., or Samsonite Italy, Samsonite’s Italian subsidiary, since October 1997. In addition, Mr. Fremder has served as Managing Director of Samsonite Italy and its predecessor, Samsonite Italy Srl., since it was founded in 1984. In 2004,

Mr. Fremder was appointed President of Samsonite’s Global Licensing In & Out division, and in 2000 was appointed President of Samsonite Black Label, the world-wide fashion division of Samsonite.

Marc Matton.   Mr. Matton was appointed Chief Supply Officer of Samsonite in July 2004. Prior to that, Mr. Matton served as President and Managing Director of Samsonite Europe N.V., or Samsonite Europe, from November 2000, was Vice President Marketing and Sales at Samsonite Europe from 1995 to 2000, and additionally, was General Manager Softside Division beginning in 1998. From 1991 until 1995, Mr. Matton served as Sales Director for Samsonite Europe.

Arne Borrey.   Mr. Borrey was appointed President Europe, Middle East and Africa in July 2004 and is responsible for Samsonite business in these regions. From 2001 to 2004, he was Vice President of Marketing & Sales for Samsonite Europe. Mr. Borrey started his career with Samsonite in 1987 as Product Planner and subsequently became Product Manager Softside. From 1990 until 1993 he worked in Spain as Marketing and Sales Manager. In Oudenaarde, Belgium, he took up the position of Manager Legacy Division and was named Sales Director Europe in 1995, a position he held until 2001.

Shashi S. Dash.   Mr. Dash has been Samsonite’s President for its Asia Pacific region since January 2004. Prior to that, and since 1999, Mr. Dash was Vice President—General Manager for Samsonite’s Asia Pacific region. From 1996 to 1999, he was Executive Director, Marketing, for Samsonite India Limited. From 1994 to 1996, Mr. Dash was with Real Value Appliances as Director and Board Member, International, based in Hong Kong. Earlier in his career, Mr. Dash was with Blowplast and Aristocrat in India, involved in the building of luggage brands such as “VIP” (as Marketing Director and then President) and “Aristocrat” (as Managing Director) that are today household names in India.

Deborah Rasin.   Ms. Rasin was appointed Vice President—Legal, General Counsel and Assistant Secretary in February 2006. Ms. Rasin has practised corporate and commercial law for 14 years. From 1997 until joining Samsonite, Ms. Rasin was an attorney at General Motors Corporation (in Zurich, Switzerland and Detroit, Michigan) where she advised on a myriad of commercial and international transactions, and served as business unit counsel and general counsel for various General Motors business units and subsidiaries. Prior to that, Ms. Rasin worked in law firms in Washington, Hong Kong and Tel Aviv. Ms. Rasin received her J.D. from Harvard Law School and is admitted to the bar in California, Washington, D.C. and Michigan.

Ramesh Tainwala.   Mr. Tainwala has been Chief Operating Officer of Samsonite South East Asia Private Limited since June 2000. Prior to that, Mr. Tainwala was Managing Director from November 1995 through his appointment as Chief Operating Officer. As the head of Samsonite’s Indian operations, he is responsible for Samsonite’s manufacturing operation in India as well as its marketing and sales in the region of South Asia. His primary responsibility involves establishing the strategic and tactical direction for Samsonite in South Asia.

Annick Desmecht.   Ms. Desmecht was appointed Chief Marketing Officer in March 2005. From 2001 to 2005, Ms. Desmecht was the Marketing Director for the Beauty Care business of Procter & Gamble Co. in Central and Eastern Europe, Middle East and Africa. From 1997 to 2000, she was Marketing Manager for the Feminine Care business of Procter & Gamble for Russia and the Ukraine, based in Moscow.

Quentin Mackay.   Mr. Mackay was appointed Creative Director in February 2005, responsible for the direction and coordination of Samsonite’s design strategy. From 2002 to 2005, Mr. Mackay was the chief designer for Tanner Krolle, an English luxury leather brand maker of bags and accessories. From 2000 to 2002, Mr. Mackay was a general accessory designer with Loewe, in Madrid, Spain.

Executive officers of the Company are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Information contained in the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any of the Company’s filings under the Exchange Act, notwithstanding anything to the contrary set forth in any such filing, except to the extent that the Company specifically incorporates it by reference into such filing.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors of the Company reviews and approves the salaries and bonuses of the executive officers of the Company as well as all grants of options to purchase shares of Common Stock and other equity-based compensation awards. The Compensation Committee has delegated to the Audit Committee responsibility for administering the Company’s equity compensation plans.

Objectives.   The Compensation Committee’s primary objectives are to retain the best qualified people and to ensure that they are properly motivated to have the Company prosper over the long term. In furtherance of the foregoing, the Compensation Committee, in establishing the components and levels of compensation for its executive officers, seeks (i) to enable the Company to attract and retain highly qualified executives and (ii) to provide financial incentives in the form of cash bonuses and equity compensation in order to align the interests of executive officers more closely with those of the stockholders of the Company and to motivate such executives to increase stockholder value by improving corporate performance and profitability.

Employment Agreements.   The Company has entered into employment agreements with certain of its executive officers, including each of the named executive officers listed in the Summary Compensation Table on page 14. The Compensation Committee has considered the advisability of using employment agreements and has determined that the use of employment agreements is in the best interest of the Company because it facilitates (consistent with the Compensation Committee’s overall objectives) the Company’s ability to attract and retain the services of the most highly qualified executive officers. Each such employment agreement separately reflects the terms that the Compensation Committee felt were appropriate and/or necessary to retain the services of the particular executive.

Components of Executive Compensation.   There are two components of the Company’s executive compensation program:

•       Cash compensation.

•       Equity compensation.

Cash Compensation.   Cash compensation is comprised of base salary and annual cash incentive bonuses. Since, as noted above, each of the Company’s Named Executive Officers (as defined on page 14) was party to employment agreements with the Company effective during the past fiscal year, their respective cash compensation levels were subject to the provisions of such employment agreements. The Compensation Committee subjectively arrived at appropriate base salary compensation levels in the process of negotiating such agreements.

The Company offers each of its executive officers an opportunity to earn additional cash compensation in the form of annual bonuses that are awarded if the Company attains specified performance goals or if the officer satisfactorily completes certain annual projects approved by the Compensation Committee. The Compensation Committee believes that making a significant portion of executive officer compensation subject to the Company attaining specified performance goals or the successful completion of specified projects motivates the executive officers to increase their individual efforts on behalf of the Company. The Compensation Committee also believes that it is appropriate that the Company’s executive officers receive lower compensation when the Company does not attain its specified performance goals and higher compensation when the Company attains such goals.

Annual bonus amounts for the named executive officers were conditioned on the Company’s attainment of specified performance goals and/or the officer’s satisfactory completion of certain annual projects approved by the Compensation Committee.

Equity Compensation.   Equity compensation is comprised of stock options, restricted stock awards, and stock bonus awards. Stock option grants reflect the Compensation Committee’s desire to provide a meaningful equity incentive for the executive to have the Company prosper over the long term. The Compensation Committee expects options to continue as a significant component of the executive compensation arrangements of the Company in the future. As of January 31, 2006, 69,975,758 options to purchase shares were outstanding under all equity compensation plans, and of such amount, 60,687,309 options to purchase shares were held by executive officers of the Company. The Compensation Committee has delegated to the Audit Committee responsibility for administering the Company’s equity compensation plans.

Chief Executive Officer Compensation.   In fiscal year 2006, the compensation of Mr. Bottoli was determined pursuant to the Bottoli Agreement described in “Executive Compensation—Employment Contracts and Termination of Employment and Change-in-Control Arrangements” beginning on page 17. Pursuant to the Bottoli Agreement, Mr. Bottoli is eligible to receive an annual bonus of up to €600,000, based upon the Board’s assessment of his performance as measured against performance targets to be agreed upon between the Board and Mr. Bottoli on an annual basis. This has been reviewed by the Board of Directors and Mr. Bottoli’s bonus may now exceed the cap contained in the Bottoli Agreement, subject to his achievement of the performance targets agreed upon between the Board and Mr. Bottoli. For fiscal year 2006, the performance measures for Mr. Bottoli and the other executives were based solely on the Company’s performance against its business plan for the year. The amounts to be paid are determined after the end of the fiscal year. The financial goals for 2006 were based upon the Company achieving or surpassing certain levels of net outside revenues and EBITDA (earnings before interest, taxes, depreciation and amortization), and in fiscal year 2006 the Company exceeded the goals and surpassed the levels attained in the prior year. In light of the Company’s performance against these parameters, the Compensation Committee awarded Mr. Bottoli a bonus for 2006 of $810,137.

Section 162(m).   Section 162(m) of the Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1.0 million per year paid to the Company’s named executive officers. Qualifying performance-based compensation which is paid in accordance with regulations promulgated under Section 162(m) of the Code is not subject to the deduction limit. The Company reserves the right to pay compensation to its named executive officers that does not qualify as performance based compensation under Section 162(m) of the Code if compliance with applicable regulations conflicts with the Company’s compensation philosophy or with what is believed to be the best interests of the Company and its stockholders.

By the Compensation Committee of the Board of Directors
Ferdinando G. Quartieri
Antony P. Ressler
Lee Sienna
By the Audit Committee of the Board of Directors (solely with Respect to Equity Compensation)
Charles J. Philippin
Donald L. Triggs
Richard T. Warner

Summary Compensation Table

The table below sets forth, for each of the fiscal years shown, the compensation paid or awarded for services rendered in all capacities to the Company’s (a) Chief Executive Officer, and (b) the four next most highly compensated executive officers serving in such capacity as of the end of fiscal year 2006, which group includes the Chief Financial Officer (collectively, the “Named Executive Officers”).

							Long-Term
							Compensation
							Awards
Name/Principal	Fiscal	Annual Compensation(1)			Other Annual Compensation		Securities Underlying		All Other Compensation
Position	Year	Salary ($)	Bonus ($)		($)		Options (number)		($)(1)
Executive Director
Marcello Bottoli(2)	2006	513,286	810,137		61,863	(4)	—		87,428	(5)
Chief Executive	2005	446,609	784,800		67,080	(4)	30,000,000	(14)	20,076	(5)
Officer and President
Certain Executive Officers
Richard H. Wiley	2006	345,000	226,797		4,119	(6)	—		21,064	(7)
Chief Financial	2005	318,750	185,438		7,723	(6)	6,000,000	(15)	20,597	(7)
Officer, Treasurer and Secretary	2004	300,000	617,195	(3)	—		—		18,458	(7)
Thomas Korbas	2006	279,000	182,729		7,384	(8)	—		16,889	(9)
President, Samsonite—	2005	254,347	138,105		7,984	(8)	3,000,000	(15)	16,759	(9)
The Americas	2004	237,912	398,714	(3)	—		—		15,231	(9)
Marc Matton	2006	316,917	208,336		24,413	(10)	—		33,293	(11)
Chief Supply Officer	2005	312,451	164,301		—		3,000,000	(15)	30,945	(11)
	2004	266,882	286,975	(3)	—		—		28,116	(11)
Giuseppe Fremder	2006	291,610	230,467		32,465	(12)	—		34,857	(13)
President, Samsonite	2005	264,684	107,859		39,748	(12)	3,000,000	(15)	35,650	(13)
S.p.A.	2004	240,545	160,923	(3)	—		—		31,456	(13)

       (1) Some or all of the compensation of certain executives may have been paid in euros during the 2006, 2005 and 2004 fiscal years. Amounts, to the extent originally denominated in euros, have been converted to U.S. Dollars at average conversion rates of 1.244, 1.250 and 1.136 U.S. Dollars to the euro for the years ended January 31, 2006, 2005 and 2004, respectively.

       (2) Mr. Bottoli’s employment with Samsonite began in March 2004.

       (3) Includes a non-recurring bonus amount awarded in connection with the Company’s 2003 fiscal year performance and the Company’s July 31, 2003 recapitalization.

       (4) For 2006 includes $23,876 for housing allowance, $18,573 of reimbursed legal expenses in connection with compensation agreements, and $19,414 for automobile lease payments. For 2005 includes $18,213 for housing allowance, $24,369 of reimbursed legal expenses in connection with compensation agreements, and $17,250 for automobile lease payments.

       (5) Includes amounts paid out to Mr. Bottoli under the Bottoli Agreement as if he were a participant in the Company’s 401(k) plan ($6,500 and $7,000 for 2005 and 2006, respectively) and the Samsonite Employee Retirement Income Plan and the Supplementary Executive Retirement Plan ($14,576 and $67,408 for 2005 and 2006, respectively) and medical insurance premiums of $6,413 and $13,020 for 2005 and 2006, respectively.

       (6) Comprised of automobile lease payments.

       (7) For 2006 includes $15,814 for life and medical insurance premiums and $5,250 paid to Mr. Wiley’s account in the Company’s 401(k) plan. For 2005 includes $14,447 for life and medical insurance premiums and $6,150 paid to Mr. Wiley’s account in the Company’s 401(k) plan. For 2004 includes $12,458 for life and medical insurance premiums and $6,000 paid to his account in the Company’s 401(k) plan.

       (8) Comprised of automobile lease payments.

       (9) For 2006 includes $11,639 for life and medical insurance premiums and $5,250 paid to Mr. Korbas’ account in the Company’s 401(k) plan. For 2005 includes $10,609 for life and medical insurance premiums and $6,150 paid to Mr. Korbas’ account in the Company’s 401(k) plan. For 2004 includes $9,213 for life and medical insurance premiums and $6,018 paid to his account in the Company’s 401(k) plan.

(10) For 2006 is comprised of $24,413 for automobile lease payments.

(11) Mr. Matton participates in an employee benefit arrangement available to Company employees located in Belgium, which combines retirement and life insurance benefits based on salary. An amount is contributed by the Company on behalf of such employees in order to purchase insurance contracts that contain both a life insurance and retirement pension provision. For 2004, 2005 and 2006, all other compensation consisted of payments pursuant to this employee benefit arrangement.

(12) For 2006 includes $20,891 for automobile lease payments and $11,574 for automobile operating expenses. For 2005 includes $22,800 for automobile lease payments and $16,948 for automobile operating expenses.

(13) For 2006 is comprised of $17,354 for life and medical insurance premiums and $17,503 in premiums for pension insurance for Mr. Fremder. For 2005 includes $18,441 for life and medical insurance premiums and $17,209 in premiums for pension insurance. For 2004 includes $16,228 for life and medical insurance premiums and $15,228 in premiums for pension insurance.

(14) This option, which was granted during fiscal year 2005, was amended during fiscal year 2006 to provide for an increase of the per share exercise price of such option to the fair market value of the shares subject to the option as of the date of the amendment; all other terms of the option remained the same.

(15) This option, which was granted during fiscal year 2005, was cancelled and regranted during fiscal year 2006, the effect of which was to increase the per share exercise price of such option to the fair market value of the shares subject to the option as of the date of the regrant; all other terms of the option remained the same.

Options Held As of January 31, 2006

The following table discloses, for the Company’s Named Executive Officers information regarding stock options that were held as of January 31, 2006.

Aggregated Option Exercises in Fiscal Year 2006 and Option Holdings at January 31, 2006

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Options as of		in-the-money Options
	On	Realized	January 31, 2006		as of January 31, 2006 ($)
Name	Exercise(#)	$	Exercisable	Unexercisable	Exercisable	Unexercisable(1)
Marcello Bottoli	—	—	6,000,000	24,000,000	765,000	$ 3,060,000
Richard H. Wiley	—	—	689,011	5,478,750	87,000	783,000
Thomas Korbas	—	—	339,367	2,700,000	43,500	391,500
Marc Matton	—	—	342,957	2,752,500	85,500	769,500
Giuseppe Fremder	—	—	337,195	2,700,000	85,500	769,500

       (1) Total value of options based on fair market value of common stock of $0.81 as of January 31, 2006.

Pension Plans

The U.S. executives are participants in the Samsonite Employee Retirement Income Plan (the “Samsonite Pension Plan”) and certain of the executives participate in the Supplementary Executive Retirement Plan (the “SERP”). The Samsonite Pension Plan is a qualified defined benefit plan which provides benefits to the participants retiring at normal retirement age calculated based on years of service and average compensation (as defined by the pension plan), net of offsets for Social Security benefits. The SERP, which is a nonqualified unfunded plan, was adopted on December 1, 1995 and provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums for qualified plans.

The following table shows the estimated hypothetical annual benefits payable pursuant to the Samsonite Pension Plan and the SERP to persons retiring at their normal retirement age in specified eligible compensation and years of service classifications.

	Years of Service
Remuneration	15	20	25	30	35
$125,000	22,625	30,167	37,709	45,250	53,403
150,000	28,250	37,667	47,084	56,500	66,528
175,000	33,875	45,167	56,459	67,750	79,653
200,000	39,500	52,667	65,834	79,000	92,778
225,000	45,125	60,167	75,209	90,250	105,903
250,000	50,750	67,667	84,584	101,500	119,028
300,000	62,000	82,667	103,334	124,000	145,278
400,000	73,250	97,667	122,084	146,500	171,528
450,000	73,250	97,667	122,084	146,500	171,528
500,000	73,250	97,667	122,084	146,500	171,528
550,000	73,250	97,667	122,084	146,500	171,528
600,000	73,250	97,667	122,084	146,500	171,528

Compensation covered by the above Plans is total cash compensation paid, including any amount contributed under a Section 401(k) plan. The benefits shown above are payable on a life annuity basis and are calculated prior to the application of any offset amounts.

Mr. Wiley has accrued ten years of service credit under the Samsonite Pension Plan and the SERP. Mr. Korbas has accrued 26 years of service credit under the Samsonite Pension Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Below is a summary of the key provisions of the service agreements and related agreements for the Company’s Named Executive Officers. There are currently no written service agreements with the Company’s non-executive directors.

Employment Agreements, Severance Letter Agreement and Consulting Agreement

Marcello Bottoli Employment Agreement.   The Company entered into an Employment Agreement with Mr. Bottoli effective as of March 3, 2004, and amended and restated as of May 11, 2005 (the “Bottoli Agreement”). The Bottoli Agreement will continue for an indefinite period, provided that the agreement shall terminate immediately upon either Mr. Bottoli’s death or disability or upon the Board’s good faith determination that Mr. Bottoli should be terminated for cause, and the agreement shall terminate upon 45 days prior written notice of either Mr. Bottoli’s resignation or the Board’s good faith determination that Mr. Bottoli should be terminated without cause. Under the Bottoli Agreement, Mr. Bottoli is obligated to devote full time to the affairs of the Company, except that he may spend up to seven days per year on activities related to service on the board of directors of Ratti S.p.A., an Italian company. The Bottoli Agreement provides for an annual base salary of €300,000, which shall be subject to annual review by the Board. This has been reviewed by the Board of Directors and increased to €400,000 per annum effective January 31, 2006. Mr. Bottoli is also eligible to receive an annual bonus of up to €600,000 based on the Board’s assessment of Mr. Bottoli’s performance as measured against performance targets to be agreed upon between the Board and Mr. Bottoli on an annual basis. This has been reviewed by the Board of Directors and Mr. Bottoli’s bonus may now exceed the cap contained in the Bottoli Agreement, subject to his achievement of the performance targets agreed upon between the Board and Mr. Bottoli. Mr. Bottoli does not participate in the Samsonite Pension Plan, the SERP or the Samsonite 401(k) savings plan. However, the Bottoli Agreement provides that Mr. Bottoli will receive each year an amount equal to the sum of: (i) the amount he would otherwise accrue if he did participate in the Samsonite Pension Plan and the SERP (provided that for the purposes of such calculation, no compensation maximum limits will apply and he will be deemed to have a base salary equal to his then current salary plus €100,000); plus (ii) in lieu of 401(k) plan participation, $6,500 for 2004, $7,000 for 2005, $7,500 for 2006, and $7,500 indexed for inflation for years after 2006. Mr. Bottoli may be obligated to repay to the Company a percentage of the payments described in the prior sentence, if prior to March 3, 2009, his employment terminates other than in connection with the bankruptcy of the Company. In such event, Mr. Bottoli would be required to repay 80% of such amount if his employment terminates on or after March 3, 2005, with the repayment percentage declining 20% per year, to 0% if his employment terminates on or after March 3, 2009.

The Bottoli Agreement contains a provision stating that it is the parties’ intent that the Company nominate Mr. Bottoli to the Board of Directors at all regular elections of Directors occurring during his employment. The Stockholders Agreement contains a similar provision requiring the parties thereto to take action to cause the Chief Executive Officer to be elected to the Board of Directors, subject to any then applicable requirements of any securities exchange or regulatory authority. The Bottoli Agreement provides that if the Company terminates Mr. Bottoli’s employment without cause (other than as a result of his disability), it is required to pay Mr. Bottoli severance compensation in an amount equal to 24 months of his base salary and 18 months of his bonus, in each case calculated as the average of Mr. Bottoli’s base salary and bonus during the previous three-year period. In the event of any termination, the Company is obligated to pay Mr. Bottoli (or his estate, as applicable) any bonus amounts to which Mr. Bottoli is entitled. The Bottoli Agreement provides that during Mr. Bottoli’s employment with the Company and for a period of one year thereafter, he shall not engage in any business activity that is in competition with any of the businesses in which the company engages or in which it has made preparations to engage, in any of the geographic areas in which the Company conducted business during the one year preceding or the one year following the termination of employment. In addition, during the non-compete period, Mr. Bottoli will not in any way interfere with the relationship between the Company and any employee or material customer, supplier or other business relation, or hire any person known to him to have been a Company employee during the 12 months prior to termination. Unless Mr. Bottoli’s employment is terminated for cause, the Company is obligated to pay Mr. Bottoli a non-compete payment, in addition to any other termination payments, which will cease on the earlier of the Company’s written election to Mr. Bottoli terminating his non-compete obligations, Mr. Bottoli’s acceptance of alternative employment with compensation equal or greater than his prior year’s base salary (which does not violate his non-compete obligations), or the end of the non-compete period. If Mr. Bottoli is terminated without cause, the non-compete payment, to be paid monthly, will be equal to a pro rata portion of his annual salary, calculated as the average of his salary during the previous three-year period. If Mr. Bottoli resigns (with or without good reason, as defined in the Bottoli Agreement), the non-compete payment, paid monthly, will be equal to a pro rata portion of his annual salary, calculated as the average of his salary during the previous three-year period, plus (provided that Mr. Bottoli still owns any Shares or shares of preferred stock) the greater of his average bonus during the previous three-year period or 50% of his allocated bonus.

On May 11, 2005, Samsonite Europe and Mr. Bottoli executed a Management Agreement, with an effective date of June 25, 2004 (the “Management Agreement”), and in connection therewith, on May 12, 2005, Mr. Bottoli and the Company executed a letter of understanding regarding the Management Agreement. Under the Management Agreement, Mr. Bottoli serves as managing director of Samsonite Europe, in charge of the day-to-day management of Samsonite Europe and its subsidiaries, in exchange for an annual management fee of €100,000. In June 2004, the Company paid Mr. Bottoli a sign-on bonus of €33,333, which was an advance against the management fee. The Management Agreement provides that Samsonite Europe will provide an automobile for Mr. Bottoli’s business use with aggregate annual expenses not to exceed €25,000, and during such time as his place of work is Oudenaarde, Belgium, Samsonite Europe will (i) rent an apartment for his use with annual expenses not to exceed €25,000; and (ii) reimburse him for professional travel to and from Oudenaarde in an aggregate amount not to exceed €25,000 annually. The Management Agreement provides for group medical insurance and for the participation of Mr. Bottoli in all Samsonite Europe benefit programs for which directors of Samsonite Europe are generally eligible. While the Management Agreement provides that such agreement may be terminated by Samsonite Europe or Mr. Bottoli upon 45 days prior written notice to the other party, the letter of understanding provides that, notwithstanding the terms of the Management Agreement, the Company shall cause Samsonite Europe not to terminate the Management Agreement unless and until the Bottoli Agreement is terminated. The letter of understanding further provides that if the Bottoli Agreement is terminated, the Management Agreement shall be terminated at the same time, provided that, notwithstanding such termination, the Company is required to continue to pay Mr. Bottoli the management fee on a monthly basis, until the earlier of the Company’s written election to Mr. Bottoli terminating his non-compete obligations, Mr. Bottoli’s acceptance of alternative employment with compensation equal to or greater than his prior year’s base salary (which does not violate his non-compete obligations), or the end of the non-compete period (as set forth in the Bottoli Agreement). In connection with entering into the Management Agreement, Mr. Bottoli and Samsonite Europe terminated, as of the date it was originally entered into, a Consulting Agreement dated as of March 3, 2004 (and a letter agreement of similar effect to the letter of understanding) pursuant to which he was to provide consulting services to Samsonite Europe.

Richard H. Wiley Employment Agreement.   The Company entered into an employment agreement with Mr. Wiley effective as of February 1, 2001 for successive one-year periods ending on January 31, 2002 and for each year thereafter (the “Wiley Agreement”); provided that the term will end on the last day of a contract year if the Company gives Mr. Wiley written notice of its intention not to extend the agreement not less than six months from the end of a contract year. The Wiley Agreement provides for an annual base salary of $300,000. The Wiley Agreement provides that the Board may increase the base salary payable to Mr. Wiley, and his current salary is $345,000. Under his agreement, Mr. Wiley is also entitled to receive an incentive bonus of up to 75% of annual base salary if the Company attains certain annual performance goals and Mr. Wiley completes certain annual projects prescribed by the Board. The Wiley Agreement provides for participation of Mr. Wiley in all of the Company’s pension, welfare, savings, and other benefit and insurance plans on the same basis as the Company’s other executive officers in the United States. The Wiley Agreement provides that if the Company terminates Mr. Wiley’s employment without cause, or if Mr. Wiley terminates his employment for good reason, then (1) the Company will be required to pay Mr. Wiley a sum equal to 18 months of base salary; provided that in the event the Company has provided a timely notice of non-renewal, the amount of base salary paid between the date of the notice and the date of termination will be subtracted from the 18 months of base salary, and (2) until Mr. Wiley becomes eligible for coverage under another employer’s benefit plans, the Company will allow Mr. Wiley to continue to participate, for the number of months remaining in the term of the Wiley Agreement, in all of its health and welfare benefit plans, provided such participation is permissible under the general terms and provisions of those plans. Mr. Wiley is eligible to receive the incentive bonus for any contract year only if he is employed through the end of the year. The Wiley Agreement provides that during Mr. Wiley’s employment with the Company and for a period of one year thereafter, Mr. Wiley will not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the Company’s prior written consent, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by the Company in any of the geographic areas in which such businesses have been conducted by the Company during the last 12 months of his employment.

On November 12, 1999, pursuant to the Company’s 1995 Plan (defined below), Mr. Wiley was awarded options to purchase 105,000 Shares at a price of $6.00 per Share, the market value at the date of grant. The options have a ten-year term. Subject to meeting certain performance targets measured by the Company’s adjusted EBITDA, for the fiscal year ended on the January 31 immediately preceding each vesting date, 25% of the options vest and become exercisable on April 30, 2000, and an additional 25% become exercisable on each April 30, 2001, 2002 and 2003. Since the Company met this performance target for the fiscal year 2000, 26,250 options to purchase Shares vested and are currently exercisable. The remaining 78,750 options to purchase Shares have not vested and are not currently exercisable because the Company failed to meet the performance target each year following fiscal year 2000. Options that do not vest on a vesting date because the Company did not meet its performance target may vest on the next vesting date if the Company meets its performance target for the next succeeding year. Notwithstanding these vesting provisions, the Company is deemed to have attained the performance targets for each year after a change of control event occurs. Notwithstanding these vesting provisions, all options will vest on the ninth anniversary of the date of the grant if Mr. Wiley remains continuously employed by the Company through that date.

Thomas Korbas Severance Letter Agreement.   The Company entered into a severance letter agreement with Mr. Korbas dated January 21, 2005 (the “Korbas Agreement”). The Korbas Agreement provides that in the event the Company elects to terminate Mr. Korbas’ employment other than for cause, the Company will provide him with a six-month notice period during which Mr. Korbas agrees to provide such services as the Company reasonably requests, and the Company agrees to maintain his employment, salary and benefits. Following such notice period and Mr. Korbas’ waiver and release of any claims against the Company, the Company agrees to pay Mr. Korbas a lump sum severance payment in an amount equal to 12 months of his then current base salary, but not less than $279,000, his salary on the date of execution of the Korbas Agreement.

Marc Matton Employment Agreement.   Samsonite Europe entered in an Employment Agreement with Mr. Matton effective as of October 1, 2000 (the “Matton Agreement”). Under the Matton Agreement, Mr. Matton is obligated to devote full time to the performance of services for Samsonite Europe. The

Matton Agreement provides for an annual base salary of €200,000. The Matton Agreement provides that the Board of Samsonite Europe may increase the base salary payable to Mr. Matton. Under his agreement, Mr. Matton is also entitled to receive an annual incentive bonus in an amount up to 75% of annual base salary if Samsonite Europe attains certain annual performance goals and Mr. Matton completes certain annual projects prescribed by the Board of Directors of Samsonite Europe. The Matton Agreement provides for participation of Mr. Matton in Samsonite Europe’s pension plan in Belgium and other benefit arrangements, including medical care, reimbursement for car expenses, participation in the stock option plan and travel insurance policies. The Matton Agreement provides that if Samsonite Europe terminates Mr. Matton’s employment without cause, or if Mr. Matton terminates his employment for good reason, then Samsonite Europe will be required to pay Mr. Matton the amount of indemnity due under the “Claeys formule” used by Belgian Labour Courts, for which purpose Mr. Matton’s seniority will be counted from his first working day with us, June 1, 1974. The Matton Agreement provides that during Mr. Matton’s employment with Samsonite Europe and for a period of one year thereafter (unless such employment is terminated by Samsonite Europe without cause or by Mr. Matton with good reason), Mr. Matton will not, directly or indirectly, without the prior written consent of Samsonite Europe, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity which is competitive with any of the businesses then engaged in by Samsonite Europe on any of the geographic areas in which such businesses have been conducted by Samsonite Europe during the last 12 months of his employment. The Matton Agreement expires on February 12, 2009.

On November 12, 1999, pursuant to the 1995 Plan, Mr. Matton was awarded options to purchase 70,000 Shares at a price of $6.00 per Share, the market value at the date of grant. The options have a ten-year term. Subject to meeting certain performance targets measured by the Company’s adjusted EBITDA for the fiscal year ended on the January 31 immediately preceding each vesting date, 25% of the options vest and become exercisable on April 30, 2000 and an additional 25% could have become exercisable on each April 30, 2001, 2002 and 2003. Since the Company met this performance target for fiscal year 2000, 17,500 options to purchase Shares vested and are currently exercisable. The remaining 52,500 options to purchase Shares have not vested and are not currently exercisable because the Company failed to meet the performance target each year following fiscal year 2000. Options that do not vest on a vesting date because the Company did not meet its performance target may vest on the next vesting date if the Company meets its performance target for the next succeeding year. Notwithstanding these vesting provisions, the Company is deemed to have attained the performance targets for each year after a change of control event occurs. Notwithstanding these vesting provisions, all options will vest on the ninth anniversary of the date of the grant if Mr. Matton remains continuously employed by the Company through that date.

Giuseppe Fremder Consulting Agreement.   The Company entered into a Consulting Agreement with Giuseppe Fremder dated April 1, 1995 (the “Fremder Agreement”), under which Mr. Fremder agreed to serve as managing director of the Company’s Italian subsidiary, Samsonite Italy. The Fremder Agreement provides that if Mr. Fremder’s employment is terminated other than for cause, he will be paid an amount equal to two and one-half times his total annual remuneration of the previous calendar year, exclusive of expenses, bonuses or other benefits. Mr. Fremder’s current annual salary under the Fremder Agreement is $291,610. The Fremder Agreement provides that during the term of the agreement and for a period of two years thereafter, Mr. Fremder will not: (i) interfere with Samsonite Italy’s customer relationships in Italy; (ii) employ or attempt to employ the then employees of Samsonite Italy on behalf of a competing entity in Italy; or (iii) engage in the manufacturing or marketing of any product which Samsonite Italy manufactured or marketed at the time the Fremder Agreement is terminated, or any similar product in Italy.

Deferred Compensation Awards

Stonebridge Deferred Compensation Award

Deferred compensation award.   On March 17, 2005, the Company Compensation Committee granted to Stonebridge Development Limited, a corporation formed by a trust established by Mr. Bottoli for the benefit of himself and his family (“Stonebridge”), a deferred compensation award in the amount of $4,725,000 to compensate the grantee for the loss of value represented by adjusting the exercise price of options granted to Stonebridge in March 2004 to an exercise price per Share equal to or greater than fair market value of a Share on the original date of the grant. The deferred compensation award provides for a maximum benefit expressed as a fixed U.S. Dollar amount, subject to vesting. The deferred compensation award may be paid in cash or in Shares at the Company’s discretion, as more fully discussed below.

Adjustment.   Under certain circumstances, the award amount is subject to downward adjustment. If on the date of vesting of any portion of the deferred compensation award the per Share fair market value of the Shares is less than $0.665, the award amount shall be adjusted so as to be equal to the product of (A) the excess, if any, of the per share fair market value of the Shares on such vesting date over $0.35 (the exercise price of the options prior to amendment) multiplied by (B) 15,000,000 (the number of options with respect to which the award was granted). Any amount calculated in accordance with the preceding formula will then be multiplied by the percentage of the deferred compensation award vested as of such vesting date.

Vesting.   (1) Except as described below, the deferred compensation award shall vest in full on the earlier to occur of (x) a “Change of Control” (as defined in the Stock Option Agreement entered into among Stonebridge, Marcello Bottoli and the Company, effective April 19, 2004, the “Stonebridge Option Agreement”), (y) March 2, 2014 and (z) Mr. Bottoli’s resignation from his position as Chief Executive Officer pursuant to the first sentence of Section 8 of the Stonebridge Option Agreement, in each case, provided Mr. Bottoli is employed by the Company as of such event or date, referred to as a “vesting event”. In the event that prior to the occurrence of a vesting event Mr. Bottoli is no longer employed by the Company as a result of (x) Mr. Bottoli’s death or permanent disability, (y) Mr. Bottoli’s termination without cause or (z) Mr. Bottoli’s resignation with good reason, all or a portion of the deferred compensation award shall become vested as of the effective date of such a termination of employment, according to the following schedule:

Termination on or after March 3, 2005 and prior to March 3, 2006	20%
Termination on or after March 3, 2006 and prior to March 3, 2007	40%
Termination on or after March 3, 2007 and prior to March 3, 2008	60%
Termination on or after March 3, 2008 and prior to March 3, 2009	80%
Termination on or after March 3, 2009	100%

Payment.   The deferred compensation award may be paid in cash or in Shares or in a combination of both at the Company’s discretion; provided, however, that any payment shall include an amount of cash at least equal to the amount necessary to satisfy all income and employment tax obligations incurred by the grantee with respect to such payment. If paid in Shares, such Shares will be subject to the CEO Stockholders Agreement described under Certain Relationships and Related Transactions.

Wiley and Korbas Deferred Compensation Awards

On March 17, 2005, the Compensation Committee granted to Richard H. Wiley and Thomas Korbas deferred compensation awards in the amount of $840,000 and $420,000, respectively. The deferred compensation awards were granted to compensate them for the loss of value represented by the cancellation of stock options granted during 2004 with exercise prices per share below the market value of a share on the date of grant and the replacement of such discounted options with options having an exercise price per share equal to market value per share on the date of grant. The deferred compensation award may be paid in cash or in shares at the Company’s discretion, as more fully discussed below.

Adjustment.   The award amount is subject to downward adjustment if the market price of the shares on the vesting date of the deferred compensation award is less than $0.665, the market value of the shares on March 17, 2005, as follows: if, on the date of vesting of any portion of the deferred compensation award, the per share market value of the shares is less than $0.665, the award amount shall be adjusted so as to be equal to the product of (i) the excess, if any, of the per share fair market value of the shares on such vesting date over $0.525, multiplied by (ii) the number of Shares subject to the option as of the vesting date, which amount shall then be multiplied by the percentage of the deferred compensation award vested as of such vesting date.

Vesting.   Except as described below, the deferred compensation award shall vest in full on the earlier to occur of (x) a change of control and (y) September 25, 2013, in each case, provided the grantee is employed by the Company as of such event or date, (each such date or event, a “Vesting Event”). In the event that, prior to the occurrence of a vesting event, a grantee is no longer employed by the Company as a result of (x) grantee’s death or permanent disability; or (y) grantee’s termination without cause, all or a portion of the deferred compensation award will become vested as of the effective date of such a termination of employment, according to the following schedule:

Tier One Award
Termination prior to March 17, 2006	20%
Termination on or after March 17, 2006 and prior to March 17, 2007	40%
Termination on or after March 17, 2007 and prior to March 17, 2008	60%
Termination on or after March 17, 2008 and prior to March 17, 2009	80%
Termination on or after March 17, 2009	100%

Tier Two Award
Termination prior to March 17, 2006	0%
Termination on or after March 17, 2006 but prior to March 17, 2007	25%
Termination on or after March 17, 2007 but prior to March 17, 2008	50%
Termination on or after March 17, 2008 but prior to March 17, 2009	75%
Termination on or after March 17, 2009	100%

Payment.   The deferred compensation award may be paid in cash or in shares or in a combination of both at the Company’s discretion; provided, however, that any payment will include an amount of cash at least equal to the amount necessary to satisfy all income and employment tax obligations incurred by the grantee with respect to such payment. If paid in shares, such shares will be subject to the Executives’ Stockholders Agreement.

Amendment to Executive Stock Option Agreements.   The Company amended each Executive Stock Option Agreement which was effective on or before March 17, 2005, so that the tier two options will have a vesting schedule as follows: 25% of the tier two options will vest on the first anniversary of the date of grant, with an additional 25% vesting on each anniversary of the date of grant thereafter until all the tier two options are fully vested. Those Executive Stock Option Agreements with an effective date after March 17, 2005 have been amended such that the tier one options will vest on the first five anniversaries of the date of grant.

1995 Stock Option and Incentive Award Plan

The Company has reserved 2,550,000 shares for issuance under the 1995 Stock Option and Incentive Award Plan (the “1995 Plan”). The 1995 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the plan. Incentive stock options must be issued at exercise prices no less than the market value of the shares at the date of the grant. Nonqualified options may be granted at exercise prices at or below the market value, but not at less than 50% of the market value of the shares at the date of the grant. Options granted under the 1995 Plan will vest over a period of not more than ten years as determined by the Company’s Compensation Committee. As of March 31, 2006, options for 597,758 shares were outstanding at option exercise prices ranging from $5.00 to $10.00 per share. Since October 18, 2005, no more options may be granted under the 1995 Plan.

1999 Stock Option and Incentive Award Plan

The Company originally reserved 75,000,000 shares for issuance under the 1999 Stock Option and Incentive Award Plan (the “1999 Plan”). On March 17, 2005, the Company’s Compensation Committee amended the 1999 Plan to, among other things, increase the number of shares reserved for issuance thereunder from 75,000,000 to 95,000,000. These amendments were approved by the stockholders at the 2005 annual meeting. The 1999 Plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, and other stock based awards (including deferred compensation payable in Shares). The 1999 Plan is administered by the Company’s Compensation Committee which has full authority to determine, among other things, the persons to whom awards under the 1999 Plan will be made, the number of shares subject to the awards, and the specific terms and conditions applicable to awards. Stock options granted under the 1999 Plan have an exercise period of not more than ten years. As of March 31, 2006, options for 70,113,000 shares were outstanding at option prices ranging from $0.35 to $5.75 per share.

Compensation Committee Interlocks and Insider Participation

No current or former officer of the Company served as a member of the Compensation Committee.

PERFORMANCE GRAPH

The performance graph below compares the cumulative total return to stockholders from January 31, 2001 through January 31, 2006, for a holder of Common Stock against the cumulative total return of the Standard & Poor’s Midcap 400 Index (“S&P Midcap 400”) and a group of peer companies over the same period (the “Peer Group”). However, in reviewing this graph, stockholders should keep in mind the possible effect that the limited trading in the Common Stock may have on the price of such stock and the fact that, in the Company’s judgment, there are no directly comparable companies which are publicly traded. The stock price performance depicted in the performance graph is not necessarily indicative of future stock price performance.

The performance graph assumes $100 was invested on January 31, 2001 and is based on the closing price for the Common Stock of $3.03 per share on January 31, 2001 and closing prices for the S&P Midcap 400 and the common stock of the members of the industry peer group on January 31, 2001. The cumulative total stockholder return is based on share price appreciation plus dividends. The performance data is presented in the graph and in the table which follows the graph.

	January 31, 2002	January 31, 2003	January 31, 2004	January 31, 2005	January 31, 2006
Samsonite	$32	$11	$20	$25	$27
S&P Midcap 400	$96	$79	$111	$122	$148
Peer Group	$114	$116	$163	$203	$202

During the fiscal year ended January 31, 2006, the Peer Group consisted of the following publicly-held branded consumer durables manufacturers: Fortune Brands, Inc., Brunswick Corporation, The Black & Decker Corporation, Inc., Newell Rubbermaid Inc., and Salton Inc. In previous years the Company also included Home Products International in the peer group; however, in 2004 Storage Acquisition Company LLC acquired Home Products International and, as a result, the share price for Home Products International is no longer available. Accordingly, the above performance graph does not include share price data for Home Products International for any of the years depicted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about persons known to the Company to be the beneficial owner of more than 5% of the Preferred Stock and the Common Stock, and as to the beneficial ownership of our Preferred Stock and our Common Stock by each of our directors and Named Executive Officers and all of our directors and executive officers as a group, as of July 21, 2006. Except as otherwise indicated, to our knowledge, the persons identified below have sole voting and sole investment power with respect to shares they own of record.

	Convertible Preferred Stock			Common Stock(b)
Name and Address of Beneficial Owner(a)	Number of Shares Beneficially Owned		Percent	Number of Shares Beneficially Owned		Percent
Bain Capital (Europe) LLC	47,746		30.01%	168,436,635	(c)	23.83%
C/O Bain Capital, LLC
111 Huntington Avenue
Boston, Massachusetts 02199
Ontario Teachers’ Pension Plan Board	47,746		30.01%	168,436,635	(c)	23.83%
5650 Yonge Street, 5th Floor
Toronto, Ontario M2M 4H5
Ares Partners Management Company, LLC	52,658		33.1%	277,912,483	(c)(d)(e)	38.48%
1999 Avenue of the Stars, Suite 1900
Los Angeles, California 90067
Marcello Bottoli	1,889		1.19%	17,693,331	(c)(f)	2.46%
Richard H. Wiley	317		*	2,994,430	(c)(g)	*
Giuseppe Fremder	396		*	2,231,685	(c)(h)	*
Thomas Korbas	198		*	1,613,612	(c)(i)	*
Marc Matton	119		*	1,376,616	(c)(j)	*
Ferdinando Grimaldi Quartieri	24	(k)	*	72,335	(c)(k)	*
Charles J. Philippin	—		*	—		*
Antony P. Ressler	—	(l)	*	—	(l)	*
Melissa Bethell	—	(k)	*	—	(k)	*
Lee Sienna	—	(m)	*	—	(m)	*
Jeffery Schwartz	—	(l)	*	—	(l)	*
Donald L. Triggs	—		*	—		*
Richard T. Warner	—		*	—		*
All directors and executive officers as a group (19 persons)	3,077		1.93%	31,308,401		4.30%

                 * Less than 1.0%

        (a) Unless otherwise noted, the address of each such shareholder is 11200 E. 45th Avenue, Denver, CO 80239.

       (b) The amounts and percentages set forth under “Common Stock” assume the conversion of all outstanding shares of Preferred Stock into Common Stock. As of July 21, 2006, 159,082 shares of Preferred Stock are outstanding and are convertible into 479,463,495 shares of Common Stock. The

Preferred Stock votes together with the Common Stock on most matters on an as-converted basis. Accordingly, the amounts and percentages set forth under “Common Stock” assume conversion of all outstanding Preferred Stock into Common Stock. As of the record date, each share of Preferred Stock was convertible into approximately 3,013.94 shares of Common Stock.

        (c) The Preferred Stock conversion rate used to calculate the number of shares of Common Stock beneficially owned includes accrued but unpaid dividends as of July 21, 2006. The actual Preferred Stock conversion rate is subject to adjustment in the event that any unpaid Preferred Stock dividends are paid prior to any such conversion.

       (d) Includes shares beneficially owned by Ares Partners Management Company, LLC (“Ares Partners”) and certain of its affiliates. Ares Partners has reported shared voting and dispositive power with respect to all of the shares of Common Stock, Preferred Stock and warrants to purchase Common Stock beneficially owned by Ares Corporate Opportunities Fund, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., each of which is managed by affiliates of Ares Partners.

        (e) Includes warrants to purchase 15,571,862 shares of Common Stock exercisable as of September 19, 2006.

          (f) Includes options held by Stonebridge to purchase 12,000,000 shares of Common Stock exercisable as of September 19, 2006.

        (g) Includes options to purchase 2,039,011 shares of Common Stock exercisable as of September 19, 2006.

       (h) Includes options to purchase 1,012,195 shares of Common Stock exercisable as of September 19, 2006.

          (i) Includes options to purchase 1,014,367 shares of Common Stock exercisable as of September 19, 2006.

           (j) Includes options to purchase 1,017,957 shares of Common Stock exercisable as of September 19, 2006.

       (k) Includes a portion of the shares listed above for Bain Capital (Europe) LLC (“Bain”). Mr. Quartieri and Ms. Bethell hold an indirect beneficial ownership interest in Bain Capital. Mr. Quartieri and Ms. Bethell disclaim beneficial ownership of the shares listed above for Bain, except to the extent of his pecuniary interest therein.

          (l) Does not include the shares held by Ares Partners and its affiliates. Mr. Ressler and Mr. Schwartz disclaim beneficial ownership.

   (m) Does not include the shares held by Ontario Teachers’ Pension Plan Board (“Ontario”) of which Mr. Sienna, a Vice President of the private equity group of Ontario, disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement.   The Company is a party to a Stockholders Agreement, dated July 31, 2003, with the Major Stockholders and others relating to their rights as stockholders in the Company and the corporate governance of the Company (the “Stockholders Agreement”). Pursuant to the terms of the Stockholders Agreement, the Major Stockholders have agreed to take all actions in their power to elect nominees selected by the Major Stockholders to the Company’s Board of Directors. As a result, eight of the nine members of the Company’s Board of Directors are nominees of the Major Stockholders, of whom five are employed by or otherwise affiliated with one of the Major Stockholders. In addition, pursuant to the Stockholder’s Agreement, the Company’s ability to take certain actions, including amending its charter, commencing bankruptcy proceedings and taking certain corporate actions (including debt incurrences, stock issuances, asset sales and the like), is subject to the written consent of either all or two-thirds (depending on the action) of the Major Stockholders so long as the Major Stockholders collectively continue to hold 25% of the Company’s outstanding voting stock. Accordingly, the Major Stockholders currently exercise significant influence over the Company’s Board of Directors and business and operations.

In addition, the Company agreed in the Stockholders Agreement to grant the Major Stockholders registration rights and preemptive rights. The Stockholders Agreement also contains tag-along rights, which allow the Major Stockholders to force a stockholder which is a party to the Stockholders Agreement and which proposes to sell shares of stock, to include shares held by the Major Stockholders in such proposed sale, and drag-along rights, which allow the Major Stockholders to force the other stockholders which are parties to the Stockholders Agreement to sell their shares of stock if the Major Stockholders are selling their stock.

Advisory Agreements.   We are a party to advisory agreements with affiliates of ACOF Management, L.P., Bain Capital (Europe) LLC and Ontario Teachers’ Pension Plan Board as advisors. Under the terms of these advisory agreements, we have agreed to pay each advisor an annual advisory fee of $500,000 plus reasonable out-of-pocket expenses. These agreements are for a term of five years beginning July 31, 2003, but each agreement will terminate earlier as to any advisor if the advisor under such agreement and its affiliates no longer hold at least 33% of the amount of our capital stock owned by them as of July 31, 2003.

Executive Stockholders Agreement.   The Company entered into an Executive Stockholders Agreement, dated as of September 25, 2003 (the “Executive Stockholders Agreement”), with the Majority Stockholders and certain executive officers who at the time purchased Preferred Stock, including Messrs. Wiley, Korbas, Matton and Fremder. The Executive Stockholders Agreement applies to the Preferred Stock held by each executive investor, as well as Common Stock issuable upon conversion of the Preferred Stock and Common Stock issuable upon the exercise of options granted to each executive investor (collectively, the “Executive Securities”).

Under the terms of the Executive Stockholders Agreement, each executive investor has agreed to vote all of such executive investor’s Executive Securities and to take all other necessary or desirable actions such that the Executive Securities will be voted in the same manner as the securities held by the Major Stockholders. In addition, the Executive Stockholders Agreement restricts the executive investors’ ability to transfer their Executive Securities for a period of ten years without the consent of the Major Stockholders, subject to certain exceptions. The Executive Stockholders Agreement also contains tag-along rights, which allow the Major Stockholders to force an executive investor which proposes to sell shares of Executive Securities, to include shares held by the Major Stockholders in such proposed sale, and drag-along rights, which allow the Major Stockholders to force the executive investors to sell their Executive Securities if, under certain circumstances, the Major Stockholders sell their shares of Preferred Stock.

The Executive Stockholders Agreement also permits the Major Stockholders, or any third party designated by the Major Stockholders, to purchase Executive Securities from an executive investor in the event the executive investor is no longer employed by the Company or any of its subsidiaries. In the event of the executive investor’s death, termination without cause, resignation with good reason or retirement, during the 30-day period beginning three years after such event, the executive investor may require the Company to repurchase the executive investor’s Executive Securities at fair market value. In addition, the Company granted the executive investors certain piggyback registration rights in the event the Company proposes to register, whether or not for its own account, any shares of Common Stock or other equity interests in a public offering of such securities for cash, subject to certain limitations. In the event that the Company proposes to file certain registration statements, the Company will promptly give the executive investors written notice of such registration and will include in the registration statement all of the Executive Securities that each executive investor has requested in writing to be registered, subject to certain exceptions.

CEO Stockholders Agreement.   In connection with Mr. Bottoli’s employment with the Company, the Company entered into a Chief Executive Officer Stockholders Agreement, dated as of March 2, 2004 (the “CEO Stockholders Agreement”), with the Major Stockholders, Mr. Bottoli and Stonebridge, which includes terms substantially identical to the Executive Stockholders Agreement with respect to the Preferred Stock held by Mr. Bottoli or Stonebridge, as well as Common Stock issuable upon conversion of the Preferred Stock and Common Stock issuable upon the exercise of options granted to any of Mr. Bottoli or Stonebridge.

Ramesh Tainwala.   Samsonite South Asia Pvt. Ltd. (“Samsonite South Asia”) is a joint venture that conducts the Company’s manufacturing and sales activities in India. 60% of the equity of Samsonite South Asia is beneficially held by the Company, and the remaining 40% is held by Dr. Ramesh Tainwala, Chief Operating Officer of Samsonite South Asia, by members of his family or by companies with which he is affiliated (with Dr. Tainwala, collectively, the “Tainwala Associates”). During fiscal year 2006, Samsonite South Asia paid dividends of $386,883 to the Tainwala Associates. During fiscal year 2006, Samsonite South Asia purchased $2,086,115 of plastic sheets and components from a corporation (the “Chemicals & Plastics Company”) which is 44% owned by Dr. Tainwala and members of his family. The purchase price was determined by the Chemicals & Plastics Company at its cost plus 15%, and is believed to be at market rates. During fiscal year 2006, Samsonite South Asia sold to the Chemicals & Plastics Company $931,671 of manufacturing materials used for making plastic sheets (the “Manufacturing Materials”). Samsonite South Asia sold the Manufacturing Materials to the Chemical & Plastics Company at its cost. The purchase price was determined by Samsonite South Asia, and is believed to be at market rates. During fiscal year 2006, Samsonite South Asia paid to companies owned by Dr. Tainwala and his family $81,756 for rent or office space occupied by Samsonite South Asia. The rent is believed to be at market rates for comparable properties.

No Indebtedness from Directors or Executive Officers

There was no outstanding indebtedness to the Company or its subsidiaries from any of our directors or executive officers during fiscal year 2006.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxy holders will vote on them in accordance with their best judgment.

The costs of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers or agents of the Company may solicit proxies by telephone, the Internet, facsimile or in person. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such persons and may verify the accuracy of marked proxies by contacting record and beneficial owners of the Common Stock and Preferred Stock. The Company will reimburse such persons for their reasonable expenses incurred in forwarding such soliciting materials.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

1. To Elect the following directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Melissa Wong Bethell	☐	☐	04 - Ferdinando Grimaldi Quartieri	☐	☐	07 - Jeffrey B. Schwartz	☐	☐
02 - Marcello Bottoli	☐	☐	05 - Antony P. Ressler	☐	☐	08 - Donald L. Triggs	☐	☐
03 - Charles J. Philippin	☐	☐	06 - Lee Sienna	☐	☐	09 - Richard T. Warner	☐	☐

I PLAN TO ATTEND THE ANNUAL MEETING ☐

B. Authorized Signatures - Sign Here - This section must be signed for your instructions to be executed.

Please sign this proxy and return it promptly whether or not you plan to attend the annual meeting. If shares are registered in the names of joint tenants or trustees, each tenant or trustee must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy

Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado 80239

This proxy is solicited on behalf of the Board of Directors for the annual meeting on September 19, 2006

The undersigned stockholder hereby appoints Marcello Bottoli, Deborah Rasin and Richard H. Wiley and each of them, proxies, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all common stock and preferred stock of the undersigned in Samsonite Corporation at the annual meeting of stockholders to be held at the Hotel Le Royal Monceau, 37 avenue Hoche, 75008 Paris, France, at 5:00 p.m. local time, on September 19, 2006, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. IF NO DIRECTIONS ARE GIVEN, THE EXECUTED PROXIES WILL VOTE FOR ALL NOMINEES LISTED ON PROPOSAL 1. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY REVOKES THE AUTHORITY GIVEN WITH RESPECT TO ANY EARLIER DATED PROXY SUBMITTED BY THE UNDERSIGNED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE